Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated August 22, 2024, with respect to the consolidated financial statements of Paycor HCM, Inc. and Subsidiaries included in the Registration Statement (Form S-3 No. 333-286249) and related Prospectus of Paychex, Inc.

/s/ Ernst & Young LLP
Cincinnati, Ohio
April 8, 2025